UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2018

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard

Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Regis Corporation

Current Report on Form 8-K

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 30, 2018, the Compensation Committee of the Board of Directors (the “Board”) of Regis Corporation (the “Company”) approved certain actions related to the Company’s long-term incentive compensation program for fiscal 2019.

The Compensation Committee recommended, and the Board approved, a Stock Purchase and Matching RSU Program (the “SPMP”). Under the SPMP, officers of the Company who are subject to Section 16 of the Securities Exchange Act, as amended (“Eligible Executives”), may elect to purchase shares of the Company’s common stock, at fair market value, with up to one-half of their earned annual cash incentive payout, net of normalized tax withholding. Eligible Executives who elect to purchase shares with 25% of their after-tax earned bonus will receive a 100% match on their pre-tax contribution, and Eligible Executives who elect to purchase shares with 50% of their after-tax earned bonus earned bonus will receive a 200% match on their pre-tax contribution.

The SPMP allows Eligible Executives to commence participation with their fiscal 2018 annual incentive by electing to purchase shares of the Company’s common stock with up to one-half of their target 2018 annual incentive, net of normalized tax withholding. For fiscal 2018, Eligible Executives who purchase shares with 25% of their after-tax target annual incentive will receive a 50% match on their pre-tax contribution, and Eligible Executives who elect to purchase shares with 50% of their after-tax target annual incentive will receive a 100% match on their pre-tax contribution.

All matches under the SPMP will be made in the form of restricted stock units subject to a five-year cliff vesting condition, and participants are also required to hold their underlying shares for the same five-year period.

Also on August 30, 2018, the Compensation Committee approved long-term incentive awards for the Company’s executive officers and other management members for fiscal 2019, subject to certain of the recipients signing certain letter agreements. The value of each executive officer’s incentive award at target is approximately three and one-half times the value of the executive officer’s award for fiscal 2018. Three-quarters of the grant is in the form of performance stock units, which require the Company’s achievement of a three-year stock price performance goal, after which the award is subject to two additional years of service-based vesting. One-quarter of the grant is in the form of restricted stock units that cliff vest after three years. Pursuant to the terms of his fiscal 2019 award agreements, the Company’s CEO will be required to hold the shares he earns in connection with the vesting of his performance stock unit and restricted stock unit awards until the time he is no longer an employee of the Company nor a member of the Board. As part of the fiscal 2019 long-term incentive program, executive officers will not receive annual equity grants for the remainder of the five-year period, as a result of the larger equity grant made for fiscal 2019.

In connection with the fiscal 2019 long-term incentive awards, the Compensation Committee approved, and the executive officers each signed, a letter agreement providing for one or more of the following, as applicable to the executive: waiver of any right to terminate employment for “good reason” as a result of the changes to the 2019 long-term incentive program, including the impact of such program on awards for the next five years; waiver of any employment agreement provision providing for single trigger acceleration of equity awards upon a change of control; and waiver of any grandfathered excise tax gross-up rights provided under the Company’s legacy 2004 Amended and Restated Long Term Incentive Plan. In addition, the letter agreements provide that executives will be entitled to receive a payment, of an amount ranging from $100,000 to $250,000, in connection with certain qualifying terminations that occur prior to the first anniversary of the date of grant. The severance is payable if the executive’s employment is terminated without cause in connection with the Board’s decision to eliminate the executive’s position or if the executive’s employment is terminated without cause or for good reason following appointment of an interim successor CEO or successor CEO or, in the case of the CEO, if the CEO’s employment is terminated without cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: September 6, 2018	By:	/s/ Amanda P. Rusin
Name: Amanda P. Rusin, Title: Secretary